CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 45 to Registration Statement No. 2-89550 of the FutureFunds Series Account of Great-West Life & Annuity Insurance Company (the “FutureFunds Series Account”) on Form N-4 of our report dated March 24, 2008 on the financial statements of each of the Investment Divisions of the FutureFunds Series Account appearing in the Annual Report on Form N-CSR for the year ended December 31, 2007 of the FutureFunds Series Account and our report dated March 27, 2008 on the consolidated financial statements and financial statement schedule of Great-West Life & Annuity Insurance Company (the “Company”) appearing in the Annual Report on Form 10-K for the year ended December 31, 2007 of the Company which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule, and includes an explanatory paragraph referring to the change in method of accounting for income taxes, as required by accounting guidance adopted on January 1, 2007, and change in method of accounting for defined benefit and other post retirement plans and share based payments as required by accounting guidance which was adopted on December 31, 2006, and January 1, 2006, respectively.

We also consent to the reference to us under the heading “Condensed Financial Information” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are parts of such Registration Statements.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
October 31, 2008